FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR ANNOUNCES RESULTS FOR
THE SECOND QUARTER OF FISCAL YEAR 2010

Results reflect sustained strong demand and customer base growth
Revenue increased by 13.3% and net income increased by 93.2% year-over-year

SHENZHEN, CHINA — August 6, 2010 — China Electric Motor, Inc. (NASDAQ: CELM, “China Electric” or “the Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”), today announced its unaudited financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Financial Highlights
•	Total revenue increased by 13.3% year-over-year to $25.3 million, compared to $22.3 million in the second quarter of 2009.
▪	60.7% of revenue was from sales to original equipment manufacturers (“OEMs”).
•	Gross profit increased by 22.9% year-over-year to $7.4 million versus $6.0 million in the second quarter of 2009.
•	Operating income was $5.3 million, an 81.2% increase over operating income of $2.9 million in the second quarter of 2009.
•	Net income was $4.1 million, a 93.2% increase compared to net income of $2.1 million in the second quarter of 2009.
•
Basic and diluted earnings per share were $0.20 based on 20,744,743 and 20,832,957 weighted average shares outstanding, respectively, versus basic and diluted earnings per share of $0.18 and $0.17 in the second quarter of 2009, based on 12,125,842 and 12,510,623 weighted average shares outstanding, respectively.

Six Months 2010 Financial Highlights
•	Total revenue increased by 13.6% year-over-year to $46.8 million, compared to $41.2 million in the first six months of 2009.
▪	62.7% of revenue was from sales to original equipment manufacturers (“OEMs”).
•	Gross profit increased by 19.7% year-over-year to $13.6 million versus $11.3 million in the first six months of 2009.
•	Operating income was $9.2 million, a 37.3% increase over operating income of $6.7 million in the first six months of 2009.
•	Net income was $7.1 million, a 37.7% increase compared to net income of $5.1 million in the first six months of 2009.
•
Basic and diluted earnings per share were $0.37 and $0.36, based on 19,378,648 and 19,420,586 weighted average shares outstanding, respectively, versus basic and diluted earnings per share of $0.44 in the first six months of 2009, based on 11,600,470 and 11,794,426 weighted average shares outstanding, respectively.

Mr. Yue Wang, Chief Executive Officer of China Electric, said, “Our strong second quarter results, which exceeded our guidance, were fueled by growing demand for our products and for home appliance motors in particular. We were able to convert favorable industry trends and a robust macroeconomic environment into a larger customer base, and I am pleased to report that we are executing sales and attracting new customers in an increasingly efficient manner. Our intention is to build the proportion of higher-margin sales in China and to original equipment manufacturers (“OEMs”) in our sales mix. Our second quarter results demonstrate that we have been able to achieve this yet again.

He continued, “We believe that the strength of market demand is sustainable, and that the quality and flexibility of our products give us the opportunity to gain share and build a leadership position in the market. Therefore, we are building capacity in a phased manner in order to continue to expand our product offering and capture favorable trends in new industry verticals.

“Due to a delay in the expected government approval of our application for a tax reduction in 2010, we have updated our net income outlook for the year. We are confirming our full year revenue guidance,” Mr. Wang concluded.

Second Quarter and Six Months 2010 Financial Results

Revenues
Total revenue for the second quarter 2010 increased year-over-year by 13.3% to $25.3 million, due to increased sales of the Company’s higher priced-products, including the numerical control motor products. 60.7% of second quarter 2010 revenue was from OEM customers, versus 42.7% in the same period last year. As a percentage of total revenue, sales of the Home Appliance, Auto Part and Digital Motor product series in the second quarter of 2010 were 68.9%, 19.3% and 11.8%, respectively, compared to 70.0%, 17.6% and 12.4%, respectively, in the second quarter of 2009. Roughly 65.2% of second quarter 2010 sales were to customers in China, versus 63.9% in the same period last year.

Total revenue for the six months ended June 30, 2010 increased year-over-year by 13.6% to $46.8 million. 62.7% of first half 2010 revenue was from OEM customers, versus 48.0% in the same period last year. As a percentage of total revenue, sales of the Home Appliance, Auto Part and Digital Motor product series in the first six months of 2010 were 68.1%, 20.1% and 11.8%, respectively, compared to 68.8%, 19.4% and 11.8%, respectively, in the first six months of 2009. Roughly 65.5% of first half sales were to customers in China, versus 59.4% in the same period last year.

Cost of Goods Sold
Cost of goods sold in the second quarter 2010 increased year-over-year by 9.8% to $17.9 million. The change in cost of goods sold was driven primarily by an increase in the prices of raw materials, particularly lacquered wire, and an increase in the Company’s sales of higher-priced products.

Cost of goods sold in the six months ended June 30, 2010 increased year-over-year by 11.3% to $33.2 million.

Gross Profit and Gross Margin
Gross profit for the second quarter of 2010 increased year-over-year by 22.9% to $7.4 million versus $6.0 million in the same period last year. Gross margin for the second quarter 2010 was 29.1%, up from 26.9% in the second quarter 2009. The improved gross margin versus last quarter was due to an increase in sales of the Company’s micro-motor products.

Gross profit for the first six months of 2010 increased year-over-year by 19.7% to $13.6 million versus $11.3 million in the same period last year. Gross margin for the first six months of 2010 was 29.0%, up from 27.5% the first six months of 2009.

Operating Expenses
Research and development (“R&D”) expenses for the second quarter 2010 increased year-over-year by 9.5% to $0.5 million, or 1.8% of total revenue, compared to $0.4 million, or 1.9% of total revenue, in the comparable period in 2009. The R&D expenses in the second quarter were focused on new product initiatives.

Selling expenses for the second quarter 2010 decreased year-over-year by 12.6% to $1.0 million, compared to $1.2 million in the second quarter 2009. The change was primarily a result of increased sales efficiency. As a percentage of total revenue, second quarter 2010 selling expenses decreased to 4.0%, compared to 5.2% in the second quarter 2009.

Total general and administrative (“G&A”) expenses for the second quarter 2010 decreased year-over-year to $1.1 million, compared to $1.9 million in the second quarter 2009. As a percentage of total revenue, second quarter 2010 total G&A expenses were 4.3%, versus 8.6% in the second quarter of 2009. The decrease is largely because the Company incurred a merger expense of $0.9 million in the second quarter of 2009 related to the share exchange transaction which closed on May 6, 2009. There were no merger costs incurred in 2010.

Accordingly, total operating expenses for the second quarter 2010 decreased year-over-year by 32.2%, to $2.1 million.

Research and development (“R&D”) expenses for the first six months of 2010 increased year-over-year by 7.6% to $0.8 million, or 1.8% of total revenue, compared to $0.8 million, or 1.9% of total revenue, in the comparable period in 2009.

Selling expenses for the first six months of 2010 decreased year-over-year by 4.5% to $1.9 million, compared to $2.0 million in the first six months of 2009. As a percentage of total revenue, first half 2010 selling expenses decreased to 4.2%, compared to 5.0% in the first half of 2009.

Total general and administrative (“G&A”) expenses for the first six months of 2010 decreased year-over-year to $2.4 million, compared to $2.6 million in the first six months of 2009. As a percentage of total revenue, first half 2010 total G&A expenses decreased to 5.2% from 6.3% in the second quarter of 2009.

Accordingly, total operating expenses for the first six months of 2010 decreased year-over-year by 5.6%, to $4.4 million.

Earnings
Operating income for the second quarter 2010 was $5.3 million, compared to $2.9 million in the second quarter of 2009. Net income in the second quarter 2010 was $4.1 million, an increase of 93.2% compared to a net income of $2.1 million for the second quarter of 2009. Basic and diluted earnings per share for the second quarter 2010 were $0.20, based on 20,744,743 and 20,832,957 weighted average shares outstanding, respectively, versus basic earnings per share of $0.18 and diluted earnings per share of $0.17 in the second quarter of 2009, based on 12,125,842 and 12,510,623 weighted average shares outstanding, respectively.

Operating income for the first six months of 2010 was $9.2 million, compared to $6.7 million in the first six months of 2009. Net income in the first six months of 2010 was $7.1 million, an increase of 37.7% compared to a net income of $5.1 million for the first six months of 2009. Basic earnings per share for the first six months of 2010 were $0.37, based on 19,378,648 weighted average shares outstanding, and diluted earnings per share for the first six months of 2010 were $0.36, based on 19,420,586 weighted average shares outstanding, versus basic and diluted earnings per share of $0.44 in the first six months of 2009, based on 11,600,470 and 11,794,426 weighted average shares outstanding, respectively.

Balance Sheet
Cash and cash equivalents were $37.9 million as of June 30, 2010, compared to $10.6 million as of December 31, 2009, primarily attributable to the increase of funds from the Company’s private placement and public offering.

Total accounts receivable as of June 30, 2010 were $9.9 million, compared to $8.5 million as of December 31, 2009. Inventories as of June 30, 2010 amounted to $6.1 million, compared to $7.2 million as of December 31, 2009.

Business Outlook
The Company believes that strong gross domestic product growth in China and recovering export markets, combined with rising disposable income and the Chinese government’s stimulus package relating to subsidies for home appliance and vehicle purchases will continue to support increased demand for micro-motor products. The Company’s goal is to become a global leader in the development and manufacture of micro-motor products. R&D investments are focused on products that address industry trends to reduce noise, vibration and energy consumption. China Electric continues its initiatives to increase higher-margin direct sales to domestic OEMs as a proportion of total revenue and has devoted resources to increase brand awareness and product recognition and heighten customer loyalty.

Guidance for Third Quarter and Fiscal Year 2010
As of August 5, 2010, the Company reports that there are approximately 2.65 million motor units in the backlog, approximately1.8 million of which are AC motor units used mainly for home appliances, with an average selling price of $4.40; approximately 650,000 of which are DC motor units used mainly for cell phones and remote controlled toys, with an average selling price of $0.36; and approximately 200,000 of which are DC motor units used mainly for auto parts, with an average selling price of $4.10. Backlog is subject to change by reason of several factors, including possible cancellation and change of orders, terms of the purchase orders and other factors beyond the Company's control. Accordingly, backlog is not necessarily indicative of the revenues or any profits which may be realized when the results of such purchase orders are reported.

Management estimates that revenue for the third quarter of 2010 will be in the range of $30.0 million to $31.5 million. Management expects net income for the third quarter of 2010 to be in the range of $4.3 million to $4.725 million. Management estimates that basic and diluted earnings per share for the third quarter of 2010 will be between $0.20 and $0.22, based on 21,409,960 shares outstanding on a fully diluted basis.

Management confirms that it expects revenue for fiscal year 2010 to be in the range of $110 million to $120 million and now expects net income for fiscal 2010 to be in the range of $17.2 million and $18.5 million, primarily due to a delay in the government approval of the Company’s tax reduction application in 2010.

The Company is constructing new production equipment, which management believes should be capable of producing up to approximately 24 million units of AC and DC motors annually at full capacity.

The Company is also installing new production lines for new products. The first new product, which is expected to be launched in the third quarter of 2010, is a coreless motor for use in cell phones and remote control toys. Two new production lines of coreless motors and two lines of AC motors have already been installed, and pilot runs are underway. Management expects these four lines to begin production in August 2010.

In July 2010, the Company leased a new factory in Zhejiang, the second biggest micro motor manufacturing hub in China. Four AC motor production lines will be installed in the new Zhejiang factory, with a total annual capacity of approximately 14.4 million units. Two of these new lines are expected to be ready for production in the first week of September 2010 and the others are expected to begin production in November 2010. Two additional new lines for production of coreless motor units are expected to be installed in September 2010 and production is expected to begin in October 2010. Following completion of these new production lines, the Company will have approximately 21.6 million units of new capacity for AC motors and approximately 43.2 million units of new capacity for coreless motors.

Conference Call and Webcast
China Electric senior management will host a conference call at 7:00 am (Pacific) / 10:00 am (Eastern) / 10:00 pm (Beijing/Hong Kong) on Monday, August 9, 2010 to discuss its 2010 second quarter financial results and recent business activity. To access the live teleconference, please dial +1 800 299-6183 (US toll free), +1 617 801-9713 (US toll), +852 3002 1672 (Hong Kong toll) or 10 800 130 0399 (China toll free) and enter the passcode 85775612. Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call will be available from 12:00 pm (Eastern) on Monday, August 9, 2010, by dialing +1 888 286-8010 (US) or +1 617 801-6888 (International) and entering the passcode 12546501.

A live webcast of the conference call and replay will also be available on the investor relations page of the Company’s website at: http://szmotor.investorroom.com ..

About China Electric Motor, Inc.
China Electric Motor, Inc. (Nasdaq: CELM) is a China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YPC. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brandname. The Company provides micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong.

Forward-looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product or equipment development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our ability to timely bring additional production capacity on line, our ability to maintain and fill order backlog, the success of our strategic investments and acquisitions, our ability to timely develop new production equipment, compliance with and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, vulnerability of our business to general economic downturns, especially in the PRC, our ability to secure timely governmental approval of our application for a tax reduction and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Contacts:
Dexter Fong China Electric Motor, Inc. +86 (136) 6666 1663 or +1 (408)476-7139 dexterfong@gmail.com	Simon Ze China Electric Motor, Inc. +86 (755) 8257 7750 ze_simon@hotmail.com
Investor Relations (HK): Ruby Yim Taylor Rafferty +852 3196 3712 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): Delia Cannan Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com
Media Contact:
Jason Marshall Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com

– FINANCIAL TABLES TO FOLLOW –

China Electric Motor, Inc. and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$37,866,706	$10,633,518
Accounts receivable, net	9,868,346	8,526,451
Inventories, net	6,073,021	7,194,656
Total current assets	53,808,073	26,354,625
Property and equipment, net	10,872,848	7,936,284
Total Assets	$64,680,921	$34,290,909

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,509,820	$2,217,702
Accrued liabilities and other payable	264,269	463,185
Various taxes payable	35,418	28,962
Wages payable	462,834	465,119
Corporate tax payable	1,188,062	878,305
Due to related party	-	1,581,376
Due to affiliated companies	-	334,977
Total current liabilities	4,460,403	5,969,626
Total Liabilities	4,460,403	5,969,626

Commitments and Contingencies

Shareholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued
Common stock, $0.0001 par value, 100,000,000 shares authorized,
20,744,743 and 14,083,030 shares issued and outstanding at
June 30, 2010 and December 31, 2009, respectively.	2,074	1,408
Additional paid-in capital	28,625,196	3,899,125
Accumulated other comprehensive income	981,836	889,668
Statutory surplus reserve fund	1,177,075	1,177,075
Retained earnings (unrestricted)	29,434,337	22,354,007
Total Shareholders' Equity	60,220,518	28,321,283
Total Shareholders' Liabilities & Equity	$64,680,921	$34,290,909

The accompanying notes are an integral part of these consolidated financial statements.

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Operations
 (In US Dollars)
(Unaudited)

	For Three Months Ended		For Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$25,295,640	$22,319,384	$46,806,959	$41,212,530
Cost of Goods Sold	(17,923,881)	(16,323,353)	(33,223,401)	(29,862,858)
Gross Profit	7,371,759	5,996,031	13,583,558	11,349,672
Selling Expenses	1,011,789	1,157,084	1,948,905	2,040,954

General and administrative
Merger cost	-	938,152	-	938,152
Research and development	459,444	419,415	847,735	787,995
Depreciation	6,877	5,383	11,515	10,804
Loss on disposal of assets	-	-	65,252	-
Others general and administrative	610,593	559,736	1,517,572	874,999
Total general and administrative	1,076,914	1,922,686	2,442,074	2,611,950
Total operating expenses	2,088,703	3,079,770	4,390,979	4,652,904
Income from operations	5,283,056	2,916,261	9,192,579	6,696,768

Other income (expenses)
Interest income	21,642	6,844	35,239	12,880
Imputed interest	-	(17,016)	-	(34,032)
Total other income (expenses)	$21,642	$(10,172)	35,239	$(21,152)

Income (loss) before income taxes	5,304,698	2,906,089	9,227,818	6,675,616
Income taxes	(1,186,868)	(774,715)	(2,147,488)	(1,532,024)
Net income	$4,117,830	$2,131,374	$7,080,330	$5,143,592

Basic earnings per share	$0.20	$0.18	$0.37	$0.44
Weighed-average shares outstanding, Basic	20,744,743	12,125,842	19,378,648	11,600,470
Diluted earnings per share	$0.20	$0.17	$0.36	$0.44
Weighed-average shares outstanding, Diluted	20,832,957	12,510,623	19,420,586	11,794,426

The accompanying notes are an integral part of these consolidated financial statements.

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)
(Unaudited)
	For Six Months Ended
	June 30,
	2010	2009

Cash Flows From Operating Activities
Net Income (loss)	$7,080,330	$5,143,592
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on dispose of assets	65,252	-
Imputed interest expense	-	34,032
Depreciation	451,554	305,405
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(1,341,895)	(2,722,613)
Inventories, net	1,121,635	(259,071)
Accrued merger cost	-	625,000
Prepaid expenses and other receivables	-	15,103
Increase (decrease) in:
Accounts payable	(95,836)	(178,882)
Accrued liabilities and other payable	(198,916)	-
Various taxes payable	6,456	97,030
Wages payable	(2,285)	77,893
Corporate tax payable	309,757	304,759
Net cash provided by operating activities	7,396,052	3,442,308

Cash Flows From Investing Activities
Purchases of property and equipment	(3,239,728)	(1,533,415)
Proceeds from disposal of fixed assets	174,312	-
Payment to related parties	(634,559)	(57,543)
Net cash used in investing activities	(3,699,975)	(1,590,958)

Cash Flows From Financing Activities
Net proceeds from/(Repayments to) short-term loan	-	500,000
Net proceeds from issuance of shares	23,444,943	945,127
Net cash provided by financing activities	23,444,943	1,387,584
Effect of exchange rate changes on cash	92,168	4,992
Net increase (decrease) in cash and cash equivalents	27,233,188	3,301,469

Cash and cash equivalents, beginning of period	10,633,518	2,655,808

Cash and cash equivalents, end of period	$37,866,706	$5,957,277

Supplemental disclosure information:
Interest paid	$-	$-
Income taxes paid	$1,841,528	$1,226,684

The accompanying notes are an integral part of these consolidated financial statements.